Exhibit 99.1

26 Summer St., Bridgewater, MA 02324 TEL: (508) 279-1789 - FAX: (508) 697-6419 www.chasecorp.com AMEX:CCF

FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES RECORD

SECOND QUARTER REVENUES

Bridgewater, MA – April 10, 2006 – Chase Corporation (AMEX: CCF) (“the Company”) today reported revenues of $24,339,000 for the three months ended February 28, 2006, representing an increase of 23% or $4,483,000 from revenues of $19,855,000 in the same period last year. Revenues in the second quarter exceeded all previous second quarter results. Net income for the second quarter increased $641,000 or 205% to $954,000, or $0.24 per diluted share, compared to $313,000, or $0.08 per diluted share, in the second quarter of fiscal 2005.

For the six months ended February 28, 2006 revenues increased $6,936,000 or 16% to $49,190,000 from $42,254,000 in the same period in the prior year. Net income was $1,972,000 or $0.50 per diluted share in the current year period compared to $1,750,000 or $0.45 in fiscal 2005.

Peter R. Chase, President and Chief Executive Officer noted: “The Company’s revenue growth in the quarter and year to date periods helped achieve very positive bottom line results during what is traditionally our slowest quarter. At the halfway point of our fiscal year we continue to be cautious about the impact of increased raw material costs. However, strong demand for products in our Specialized Manufacturing Segment is encouraging.”

Chase Coating and Laminating Division

The Chase Coating and Laminating division realized improved profitability from increased demand in its wire and cable tape lines as well as its Chase BLH2OCK® product. All four operating facilities within this division continue to show improvement in leveraging their fixed overhead costs to offset increased raw material pricing and improve overall profit margins. However, as with many of our operating facilities energy and utility costs continue to increase. Organization of the division’s product management along its five product lines continues to be effective in focusing resources for maximum return.

Chase Specialty Coatings Division

HumiSeal®, the leading global supplier of products for the protection of printed circuit boards and electronic assemblies, continues to grow with strong demand from the U.S. defense industry and expansion in Asia of consumer electronic applications. The launch in Europe and North America of a high performance, rapid cure, UV coating has generated a great deal of interest and potential new business.

The other three core markets (Pipeline, Highway and Private Label Coatings) all experienced a strong quarter and have healthy backlogs heading into the more active construction season.

The acquisitions of Concoat Holdings Ltd. and E-Poxy Engineered Materials have helped increase revenues and income for this division. In its first full quarter as part of Chase Corporation, Concoat is meeting management expectations and should improve as it begins to take advantage of the resources of the Chase organization.

Chase Electronic Manufacturing Services Division

Chase Electronic Manufacturing Services (EMS) continues to experience a decline in some key market segments which it first encountered late in 2005. Chase EMS’s backlog has grown during the most recent quarter due to increased sales efforts and is well positioned to fulfill existing contracts and pursue new customers. New business is being added but the lengthy cycle time is resulting in lower current revenues.

The following table summarizes the Company’s financial results for the quarter and six months ended February 28, 2006 and 2005.

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
All figures in thousands, except per share data	2006	2005	2006	2005

Revenues	$24,339	$19,855	$49,190	$42,254

Income before stock based compensation, deferred compensation expense and income taxes	$1,693	$492	$4,519	$2,787
Tax Provision based on estimated annual tax rate	(684)	(179)	(1,788)	(1,037)
Income after tax and before special charges and credits	1,009	313	2,731	1,750

Special charges and credits
Deferred compensation expense, net	—	—	(814)	—
Stock based compensation expense - directors	(93)	—	(93)	—
Stock based compensation expense - employees	—	—	(1,427)	—
Income tax benefit on special charges and credits and reversal of valuation allowance	38	—	1,575	—
Net income	$954	$313	$1,972	$1,750

Net income per share:
Diluted	$0.24	$0.08	$0.50	$0.45

Income before special charges and credits per share
Diluted	$0.25	$0.08	$0.69	$0.45

Weighted average common shares outstanding:
Diluted	3,978	3,925	3,957	3,919

The Company anticipates paying its annual dividend for fiscal 2006 based on the results of operations of the Company excluding the special charges and credits.

Mr. Chase concluded: “We are pleased with the progress to date in executing our core strategy of market share growth and productivity improvement. At the same time we continue to seek strategic acquisitions that will complement current products and contribute to growth. While cost pressures from raw materials, health care, energy and Sarbanes-Oxley compliance continue to impact results, we are confident that the efforts of the Chase team will result in increased value to shareholders.”

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others. These forward-looking statements are based on Chase Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides “safe harbor” for such forward-looking statements.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries. The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext 219.